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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT is made as of August 11, 2003, effective as of March 1, 2003, (this "Agreement") by and between Centennial Specialty Foods Corporation, a Delaware corporation (the "Company"), and Jeffrey R. Nieder ("Executive").

                                    RECITALS

        In order to induce Executive to serve as the President, Chief Operating Officer and Chief Financial Officer of the Company and the Company's subsidiary, Lewis Foods, Inc., the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

        Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

        It is therefore hereby agreed by and between the parties as follows:

        1. Employment.

                1.1 Position. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as defined herein) as its President, Chief Operating Officer and Chief Financial Officer. In his capacity as the President, Chief Operating Officer and Chief Financial Officer of the Company, Executive shall report to the Chief Executive Officer (the "CEO") and the Board of Directors of the Company (the "Board") and shall have the powers, responsibilities and authorities of chief operating and financial officers of corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the CEO and the Board consistent with Executive's position. In his capacity as President, Chief Operating Officer and Chief Financial Officer of the Company's subsidiary, Lewis Foods, Inc., Executive shall report to the Chief Executive Officer and the Board of Directors of Lewis Foods and shall have the powers, responsibilities and authorities of chief operating officers and chief financial officers of corporations of the size, type and nature of Lewis Foods, as it exists from time to time, and as are assigned by the Chief Executive Officer and the Board of Directors of Lewis Foods consistent with Executive's position. At the request of the Company, Executive will serve as an officer and/or director of any of the Company's other subsidiaries for no additional compensation. In the event the Company hires a chief financial officer and Executive's duties are thereafter solely related to his capacity as President and Chief Operating Officer, such change shall be permitted hereunder at the Company's discretion. Notwithstanding any language to the contrary elsewhere herein, any such change shall not entitle Executive to terminate this Agreement.

                1.2 Duties. Subject to the terms and conditions of this Agreement, Executive hereby agrees to be employed as the President, Chief Operating Officer and Chief Financial Officer of the Company and Lewis Foods and agrees to devote such working time and efforts (except for permitted vacation periods and reasonable periods of illness and other incapacity), to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith so that such performance shall be his primary business activity. Executive shall perform such duties and exercise such powers with respect to the activities of the Company, commensurate with his positions, as the President, Chief Operating Officer and Chief Financial Officer of the Company and as a member of the Board, as the CEO and the Board shall from time to time reasonably delegate to him.

                1.3 Other Service. Nothing in this Agreement shall preclude Executive from serving on boards of directors of other companies or trade organizations and participating in charitable, community or religious activities that do not substantially interfere with his duties and responsibilities hereunder or conflict with the interest of the Company.

                1.4 Office. Executive's primary office will be located in the Company's office facility located in Englewood, Colorado or any other location reasonably acceptable to Executive.



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        2. Term.

                2.1 Term of Employment. Executive's term of employment under this Agreement shall commence as of the Effective Date (as defined below), and, subject to the terms hereof, shall terminate on the earlier of (i) the third anniversary of the Effective Date, or (ii) termination of Executive's employment pursuant to this Agreement (the "Term"); provided, however, that any termination of employment by Executive (other than for death or Permanent Disability) or by the Company may only be made upon 90 days prior written notice to the other party hereto. Executive shall resign from any and all positions, including board memberships, held by him with the Company or any subsidiary of the Company upon any termination of employment.

                2.2 Effective Date. This Agreement shall be effective March 1, 2003 (the "Effective Date").

        3. Compensation.

                3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $150,000 per annum commencing on the beginning of Executive's term of employment hereunder. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Compensation Committee of the Board will review Executive's salary at least annually and may increase (but not reduce) Executive's Base Salary in its sole discretion. Once increased, such Base Salary shall not be reduced and, as so increased, shall constitute "Base Salary" hereunder.

                3.2 Annual Bonus. In addition to his Base Salary, Executive shall, commencing with the 2003 year and continuing each year (or fiscal year, if the Company shall use or adopt a fiscal year differing from the calendar year) hereafter, be afforded an opportunity to earn an annual cash bonus (the "Bonus") during the Term. The amount of such Bonus shall be determined in the sole discretion of the Compensation Committee of the Board. In determining Executive's Bonus, the Compensation Committee will consider the actual and projected performance of the Company, the Executive's contribution to such performance, the compensation paid to chief operating and financial officers of other companies in the food industry that are similar in size and profitability to the Company, and other factors that the Compensation Committee shall in its sole judgment consider to bear on the Bonus.

        4. Employee Benefits.

                4.1 Employee Benefit Programs, Plans and Practices. Once the Company adopts or establishes any employee pension and welfare benefit programs, plans and practices (to the extent permitted under any employee benefit plan) that are made available to its senior executives, the Executive shall have the right to participate in such programs to the same extent, and on the same terms, as other senior executives of the Company.

                4.2 Vacation. While employed hereunder, Executive shall be entitled to no less than 20 business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder.

        5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.


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        6. Termination of Employment.

                6.1 Termination Without Cause. Except as provided in Section 6.3, if Executive's employment is terminated by the Company (other than for Permanent Disability, death or Cause), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, and accrued vacation and expenses incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated under this Section 6.1, Executive shall also be entitled to receive:

                (a) severance equal to six months' of Executive's Base Salary paid as normal payroll over the six months following such termination of employment; and

                (b) continued coverage for a 12-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by Executive to the Company.

                In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

                6.2 Termination For Good Reason. Except as provided in Section 6.3, if Executive resigns for Good Reason (as defined below), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, and accrued vacation and expenses incurred for which Executive is entitled to reimbursement hereunder. If Executive resigns under this Section 6.2, Executive shall also be entitled to receive:

                (a) an amount (the "Section 6.2 Termination Amount") in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the Executive's Base Salary for a 12 month period payable in a lump sum within 30 days following such termination of employment; provided that if such resignation occurs within 90 days prior to calendar year end, Executive shall have the option to defer payment, without interest, of the Section
        6.2 Termination Amount to January 1 of the next year; and

                (b) continued coverage for a 18-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by the Executive to the Company.

"Good Reason" shall be defined as (i) a reduction in Executive's Base Salary,
(ii) a diminution of Executive's titles, offices, positions or authority, excluding for this purpose an action not taken in bad faith and which is remedied within twenty (20) days after receipt of written notice thereof given by Executive; or the assignment to Executive of any duties inconsistent with Executive's position (including status or reporting requirements), authority, or material responsibilities, or the removal of Executive's authority or material responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within twenty (20) days after receipt of notice thereof given by Executive, (iii) a transfer of Executive's primary workplace by more than fifty (50) miles from the current workplace unless agreed to by the Executive in his sole discretion, excluding a transfer to the Phoenix, Arizona metropolitan area, (iv) a material breach of this Agreement by the Company which is not remedied within twenty (20) days after receipt of written notice thereof given by Executive, (v) Executive is not the President, Chief Operating Officer of Lewis Foods, or (vi) Executive is not the President, Chief Operating Officer of the Company and a member of the Board.



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                6.3 Termination During a Non-Negotiated Change of Control.
        Notwithstanding Section 6.1 or 6.2, if within three months prior to or one year after a Non-Negotiated Change of Control (as defined below), Executive's employment is terminated by the Company (other than for Permanent Disability, death or Cause) or the Executive resigns for Good Reason, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in
        Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned and accrued vacation and expenses incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated or resigns under this Section 6.3, Executive shall also be entitled to receive:

                (a) an amount (the "Section 6.3 Termination Amount") in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to two and ninety nine one hundredths (2.99) times Executive's annual Base Salary; provided that if such termination or resignation occurs within 90 days prior to calendar year end, Executive shall have the option to defer payment, without interest, of the Section 6.3 Termination Amount to January 1 of the next year; and

                (b) continued coverage for a 30-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by the Executive to the Company.

A Non-Negotiated Change of Control shall be deemed to have occurred upon both of the following occurring after the date of the Company's initial public offering, subject in each case to the requirement that the Board of Directors of the Company shall have failed and/or refused to approve the Change of Control transaction and, regardless of such failure or refusal, a Change in Control occurs, defined as: (A) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than James E. Lewis or any entity or organization controlled by such person (collectively, the "Lewis Affiliates"), beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or acquires 20% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Power"); and (B) such beneficial ownership (as so defined) by such individual, entity or group of more than 20% of the Voting Power then exceeds the beneficial ownership (as so defined) by the Lewis Affiliates of the Voting Power.

                6.4 Permanent Disability. If Executive is unable to engage in the activities required by Executive's job by reason of any medically determined physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than six (6) consecutive months ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4.1, 4.2 and 5 hereof, to which he is entitled pursuant to the terms of such plans or programs. The Company shall obtain a disability insurance policy in an amount that shall entitle Executive to be paid a minimum of 15 months' Base Salary if Executive is found to have a Permanent Disability. If the Company has no such policy in effect at the time Executive is determined to have a Permanent Disability, the Company shall pay Executive's Base Salary for a 15 month period following such determination. The benefits described above are payable to Executive only in the event Executive is employed by the Company at the time the Permanent Disability arises.

                6.5 Death. In the event of Executive's death during the Term, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable, accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4.1, 4.2 and 5 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs. The Company shall obtain a life insurance policy on the life of the Executive as to which the Company shall pay the premiums and as to which the Executive shall have the right to determine the beneficiary. The benefits payable under such policy shall be equal to a minimum of 18 months'



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        Base Salary being paid to the Executive at the time of his death. If the
        Company has no such policy in effect at the time Executive dies, the Company shall pay Executive's Base Salary to the Executive's estate for an 18 month period following Executive's death. The foregoing benefits are payable only so long as the Executive's death occurs while he is employed by the Company.

                6.6 Termination for Cause; Resignation by Executive.

                (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause or by Executive for any reason (other than by Executive for Good Reason or as a result of the Executive's Permanent Disability or death) during the Term, Executive shall not be entitled to the payment of any compensation otherwise included under this Agreement. After the termination of Executive's employment under this Section 6.6, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

                (b) As used herein, the term "Cause" shall be limited to any of the following from and after the date hereof: (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the engaging by Executive in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) the charging of Executive with, or conviction of or entry of a plea of nolo contendere to, a felony; or (iv) a material breach of this Agreement by engaging in action in violation of the restrictive covenants in this Agreement. No act or failure to act by the Executive shall be deemed "willful" if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

        7. Indemnification. To the fullest extent permitted by the indemnification provisions of the certificate of incorporation and bylaws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company's incorporation in effect from time to time (collectively, the "Indemnification Provisions"), and in each case subject to the conditions hereof, the Company shall (i) indemnify Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if Executive shall be serving in such capacity at the Company's written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of Executive under the Indemnification Provisions shall survive the termination of the employment of Executive by the Company.

        8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                  Centennial Specialty Foods Corporation
                  400 Inverness Parkway
                  Suite 200
                  Englewood, Colorado 80112
                  Attn: Secretary



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                  with copies to:

                  Robert W. Walter, Esq.
                  Berliner, Zisser, Walter & McDonald, P.C.
                  1700 Lincoln Street, Suite 4700
                  Denver, Colorado 80203


                  To Executive:

                  Mr. Jeffrey R. Nieder

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duty delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

        9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. The non-prevailing party shall bear the costs of any legal fees and other fees and expenses which may be incurred by the prevailing party in respect of enforcing its respective rights under this Agreement except as otherwise provided herein.

        10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns, and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

        11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

        12. Nondisclosure of Confidential Information: Non-Competition.

                (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) as required by law. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product or recipe data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company, its subsidiaries, its affiliates, retained marketing firms or retailing or foodservice customers (the "Restricted Group") or suppliers (including, without limitation, any co-pack operator) or vendors that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

                (b) During the period of his employment hereunder and for one year thereafter (except in the case where Executive terminates his employment with the Company for the Good Reason event described in clause (v) of the definition of "Good Reason"), Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, or have any financial interest in, any business in Competition (as defined in Section 12(c)) with the business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone, other than the Restricted Group, any person who is, or was at any time during the six (6) months immediately preceding the time of the solicitation or hiring



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        by Executive employed by the Restricted Group (other than Executive's secretary or other administrative employee who worked directly for him).

                (c) For purposes of this Section 12, a business shall be deemed to be in "Competition" with the Restricted Group if it manufactures, sells or distributes ethnic Southwestern or Mexican foods or sauces through retail locations within ten (10) miles of any manufacturing, co-packing or retail location in which the Company's ethnic Southwestern foods or sauces are sold, manufactured or co-packed by a member of the Restricted Group. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in a publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 4% of the outstanding securities of such class.

                (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 12, finds Executive not to be in violation of the provisions of this Section 12, then the Company shall pay to Executive, in a lump sum, within ten days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

        13. Change of Control Expenses. In the event the Executive is required to hire counsel to negotiate on his behalf in connection with his termination or resignation from the Company upon the occurrence of a Change of Control, or in order to enforce the rights and obligations of the Company as provided herein, the Company shall reimburse to the Executive all reasonable attorneys' fees which may be expended by the Executive in seeking to enforce the terms hereof. Such reimbursement shall be paid every 30 days after the Executive provides copies of invoices from the Executive's counsel to the Company. Such invoices may be redacted to preserve the attorney-client privilege, client confidentiality or work product.

        14. Section 6.3 Termination Amount Adjustment.

                (a) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount, such that after payment by the Executive of all such taxes (including any interest or penalties imposed with respect to such taxes) including any Excise Tax imposed upon the Gross-Up Payment, equal to the Excise Tax imposed upon the Payments; provided, that the Executive shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or commission by the Executive in bad faith.

                (b) An initial determination shall be made by an accounting firm mutually agreeable to the Company and the Executive and, if not agreed to within ten days after the date of termination, a national independent accounting firm selected by the Executive (the "Accounting Firm") as to whether a Gross-Up Payment is required pursuant to this Paragraph 14 and the amount of such Gross-Up



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        Payment. To permit the Accounting Firm to make the initial determination, the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practicable after the date of termination, but in no event more than twenty-five (25) days thereafter. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, reasonably acceptable both to the Company and the Executive within thirty (30) days of the date of termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Paragraph 14 shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably satisfactory to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to the application of this Paragraph 14.

                (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment or a portion thereof which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) will be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, the Executive has received from the applicable government tax liability authority a refund of tax or other reduction in his tax liability imposed as a result of a Payment or, in the case of an Underpayment, the Executive receives notice from a competent governmental taxing authority that his tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals have been taken and finally resolved or the time for all appeals has expired, or (y) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus an interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by the Executive in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to the Executive and Executive shall, within ten (10) business days of the occurrence of such overpayment, pay the Company the amount of the Overpayment, with interest computed in the same manner as for an Underpayment.

                (d) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

        15. Inventions Assignment. During the Term, the Executive shall promptly disclose, and hereby grant and assign to the Company for its sole use and benefit any and all recipes, inventions, improvements, technical information and suggestions reasonably relating to the business of the Company or any of its subsidiaries (collectively, the "Inventions") which the Executive may develop or acquire during the Term (whether or not during usual working hours), together with all trademarks, service marks, patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or with respect to the Inventions. In connection therewith, (a) the Executive shall, at the expense of the Company (including a reasonable payment based on the Executive's last per diem earnings with the Company) for the time involved if the Executive is not then in the Company's or any of its subsidiaries' employ, promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to the Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world, and (b) the Executive shall render to the Company, at its expense (including a reasonable payment based on the Executive's last per diem earnings with the Company) for the time involved if the Executive is not then in the Company's or any of its subsidiaries' employ, such reasonable assistance as the Company may require in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences which may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which the Company or any of its subsidiaries may be involved relating to the Inventions.

        16. Assistance in Litigation. At the request and expense of the Company (including a reasonable payment based on the Executive's last per diem earnings with the Company) for the time involved if the Executive is not then in the Company's or any of its subsidiaries' employ or receiving severance payments from the Company or any of its subsidiaries pursuant to Section 8(c)(ii)) and upon reasonable notice, the Executive shall, at all times during and for a period of five years after the Employment Period, furnish such information and assistance to the Company as it may reasonably require in connection with any issue, claim or litigation in which the Company or any of its subsidiaries may be involved (other than any such issue, claim or litigation with respect to which the Executive is a party adverse to the Company). During such period, the Executive shall provide such assistance at those times and places as may be reasonably requested by the Company and not unreasonably inconvenient to the Executive. The Executive shall not, pursuant to this Section 16 or Section 15 hereof, be required to provide such assistance under this Section 16 or Section 15 hereof for more than three consecutive days or for an aggregate of 15 days or more in any consecutive six-month period.

        17. Provisions Concerning Acceleration of Option Vesting. Unless otherwise provided in the Company's stock option plans then in effect, upon the occurrence of a Non-Negotiated Change of Control, the vesting period of any options then held by the Executive shall automatically be accelerated unless the option grant agreement issued to the Executive by the Compensation Committee of the Board of Directors or the entire Board of Directors of the Company specifically prohibits accelerated vesting. Any vesting periods applicable to options held by the Executive will automatically be accelerated if, after occurrence of a Non-Negotiated Change of Control, the duties or responsibilities, working facilities or benefits provided to the Executive prior to the date of such Non-Negotiated Change of Control are in any manner materially diminished. In the event the Company terminates this Agreement without cause, the vesting periods for any options then held by the Executive shall be accelerated and the Executive shall be provided a two-year period in which to exercise such accelerated options.

        18. Beneficiaries: References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

        19. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

        20. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Colorado, without reference to rules relating to conflicts of law.

        21. Effect on Prior Agreements. Except for any amendments to this Agreement agreed to by the parties in writing from and after the date hereof, this Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive.

        22. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

        23. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

        24. Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES) AND THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

                                    CENTENNIAL SPECIALTY FOODS CORPORATION

                                    By:

                                    /s/ J. Michael Miller
                                    --------------------------------------------
                                      Name:  J. Michael Miller

                                      Title: Chief Executive Officer

                                             -----------------------------------

                                    EXECUTIVE

                                    /s/ Jeffrey R. Nieder
                                    --------------------------------------------
                                    Jeffrey R. Nieder


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